EXHIBIT 99.1

Simmons First Will Not Participate in CPP

PINE BLUFF, Ark., July 7, 2009 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) announces today that it will not participate in the U.S. Treasury's Capital Purchase Program (CPP).

The program was introduced in October 2008 as a part of the Treasury's effort to strengthen the banking system by providing strong banks with additional capital in case the breadth and depth of the recession was greater than anticipated.

Approximately 600 banks nationwide have participated in the CPP, and Simmons First believes the CPP program has served the original purpose of the Treasury. Simmons First was the thirty-second bank in the country to be approved with funding to be at $60 million. While Simmons First was among the first banks approved, funding was delayed due to extensions requested by Simmons First management.

According to J. Thomas May, Chairman and Chief Executive Officer, "The delay in funding has certainly worked in our favor by allowing us to monitor the economy. As we stated previously, our purpose for applying was simply an issue of insurance, since you can never have too much capital during a period of turbulence."

May also stated, "After careful consideration and analysis, Simmons First believes there has been considerable improvement in the economic indicators since October. The Arkansas economy is doing well relative to many other geographic regions of our country, and Simmons First continues to have strong asset quality, liquidity and capital. Accordingly, we do not believe participation in the CPP is necessary nor in the best interest of our shareholders."

Simmons First National Corporation is an Arkansas based financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. The Company's eight banks conduct financial operations from 88 offices, of which 84 are financial centers, in 47 communities.

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

CONTACT:  Simmons First National Corporation
          David W. Garner, Senior Vice President and
           Investor Relations Officer
          (870) 541-1000